Exhibit 10.5
GE 1990 LONG TERM INCENTIVE PLAN

Grant of Contingent Long Term Performance Award

1.
Grant of Contingent Long Term Performance Award. The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company (“Company”) approved a Contingent Long Term Performance Award (“Award”) for [NAME] (“Grantee), under and subject to the terms of the Company’s 2007 Long Term Incentive Plan (“Plan”). This Award provides a potential payment to the Grantee in [PAYMENT DATE] that, in accordance with the terms of the Award, will be based upon the attainment of certain financial performance goals from [START DATE] through [END DATE] and the Grantee’s annual total compensation rate as of [SALARY DATE], each as explained below.

2.
Purpose of Award and Financial Performance Goals. This Award was made to provide additional emphasis on and incentive for the attainment of the following important financial performance goals for the Company on an overall basis during the XXX-year performance period from [START DATE] through [END DATE].

Company Performance Goals for the Period [START] - [END]
Financial Performance Measurements	Threshold	Target	Maximum

Avg. Annual Revenue % Growth	X.X%	X.X%	X.X%
Avg. Annual EPS % Growth	X.X%	X.X%	X.X%
excluding effect of pension on earnings
Cumulative % Return on Total Capital	X.X%	X.X %	X.X%
Cumulative Cash Generated (B$)	$XX.X	$XX.X	$XX.X

Attainment of the performance goals will be determined solely by the Committee and will be based on the financial performance results, adjusted for any unusual items, of the Company, all as defined and interpreted by the Committee.

3.
Payment. The Award will be payable in cash, or Company common stock, or a combination thereof, at the discretion of the Committee, to the Grantee in [PAYMENT DATE], provided the Committee determines that the Company has attained or exceeded at least one of its threshold goals set forth in the table above. The table below shows the percentage of the Grantee’s annual total compensation rate as of [COMPENSATION DATE] (i.e., annual base salary rate at [SALARY DATE] and incentive compensation earned for [IC YEAR] and paid in [IC PAYMENT DATE]) that would be payable in [PAYMENT DATE] if the specified goals were to be precisely attained (i.e., threshold, target or maximum) for all of the financial performance measurements set forth in the table above.

	Threshold	Target	Maximum
Potential Payment as % of
Annual Total Compensation Rate	XXX%	XXX%	XXX%

In calculating the actual amount of the payment, if any, that will be payable hereunder, each of the performance measurements will be weighted equally (i.e., 25%), and payment will be prorated if financial performance falls between goals. Payment will be reduced by any taxes that must be paid or withheld as determined by the Company.

4.
Alteration/Termination. The Award will be cancelled if the Grantee’s employment with the Company or any of its affiliates terminates before the payment of the Award for any reason other than death, retirement or disability. In addition, the Committee shall have the right at any time in its sole discretion to waive any provisions of, or amend, alter, suspend, discontinue or terminate the Award without the consent of the Grantee.

5.
Plan Terms Incorporated. All terms used in this Award have the same meaning as given such terms in the Plan. This Award incorporates the provisions of the Plan, a copy of which will be furnished upon request, and such provisions shall be deemed a part of the grant for all purposes.

6.
Modification, Waiver or Amendment. This Award and the Plan contain all of the provisions applicable to the Award granted herein and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, authorized by the Committee, and delivered to the Grantee.

7.
Acknowledgement and Agreement. The undersigned Grantee hereby acknowledges receipt of this Award and agrees to the terms herein. Without in any way limiting the authority of the Committee with respect to this Award, including Section 4 hereof, the Grantee agrees that:

•
If, prior to the payment of the Award, the Grantee voluntarily terminates employment, or if the Grantee is removed from his or her position for any reason, the Grantee will not be entitled to any payment under this Award.

•
If the Grantee retires, becomes disabled, or dies prior to [END DATE] and would have received a payment under this Award, but for such retirement, disability, or death, the Grantee or the Grantee’s estate in the case of death, will be given a pro-rata payment in [PAYMENT DATE], based on the number of months worked during the performance period, subject to the discretion of the Committee to reduce or cancel such payment.

8.
Interpretation and Application of Terms. Any and all determinations with respect to the interpretation and application of this Award, including the attainment or measurement of performance goals and the determination of the Grantee’s right to, or the amount (if any) of, any payment pursuant hereto, shall lie solely with the Committee. All such determinations are final and binding upon the Grantee, their estate, and any person seeking to assert a claim through or on their behalf, and neither the Grantee nor any other person shall have any right to appeal such determinations.

General Electric Company
[DATE]

Grantee’s Signature

Date